Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes thereto included in Exhibit 99.1 (our “Consolidated Financial Statements”). This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” disclosed in our proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by Seven Oaks (as defined below) on November 9, 2021, as supplemented by the Current Reports on Form 8-K filed with the SEC by Seven Oaks on November 26, 2021 and November 30, 2021, and the Current Report on Form 8-K to which this Exhibit 99.3 is attached. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Throughout this Exhibit 99.3, unless the context otherwise requires, references to “we”, “our” and “the Company” refer to the business and operations of Giddy Inc. (“Old Boxed”) and its consolidated subsidiaries prior to the Business Combination (as defined below) and to Boxed, Inc. (“Boxed”) and its consolidated subsidiaries following the consummation of the Business Combination. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Proxy Statement/Prospectus.

Overview

Boxed is an e-commerce retailer and an e-commerce enabler. We operate an e-commerce Retail service that provides bulk pantry consumables to businesses and household customers. This service is powered by our own purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. We further enable e-commerce through our Software & Services business, which offers customers in need of an enterprise-level e-commerce platform access to our end-to-end technology.

Founded in 2013 by an experienced group of tech pioneers, we have been a technology-first organization since our inception. The founders (including our Chief Executive Officer Chieh Huang and Chief Operating Officer Jared Yaman) had a simple idea: make shopping for bulk, household essentials easy, convenient and fun so customers can focus their time and energy on the things that really matter, instead of spending their weekends traveling to and shopping in traditional brick-&-mortar wholesale clubs with their families. From that initial concept, Boxed grew into the e-commerce technology company that it is today, with purpose-built storefront, analytics and data science, fulfillment, advertising, and robotics technologies. Now, in addition to offering B2C and B2B customers with bulk consumables, such as paper products, snacks, beverages, and cleaning supplies, we have also begun to drive high-margin revenue through our Software & Services business, helping the world to stock up through our technology.

Since our inception, we have been engaged in developing and expanding our Retail and Software & Services businesses. We have incurred net operating losses and have generated negative cash flows from operations in each year since our inception. For the nine months ended September 30, 2021 we had a net operating loss and negative cash flows from operations of $30.3 million and $27.1 million, respectively. Since our inception, prior to consummation of the Business Combination, beyond sales of our product and services, we have funded our operations primarily with proceeds from the issuance of stock and borrowings under our term loans and revolving credit facilities.

Business Combination and Public Company Costs

On December 7, 2021, Seven Oaks Acquisition Corp. (“Seven Oaks”) held the Special Meeting of Stockholders (the “Special Meeting”), at which the Seven Oaks stockholders considered and adopted, among other matters, a proposal to approve the Business Combination Agreement and related transactions (the “Business Combination”). On December 8, 2021, the parties consummated the Business Combination. In connection with the closing of the Business Combination (the “Closing”), Seven Oaks changed its name from Seven Oaks Acquisition Corp. to Boxed, Inc. Following the consummation of the Business Combination, Boxed became an SEC-registrant and its common stock and warrants commenced trading on the New York Stock Exchange (“NYSE”) under the symbols “BOXD” and “BOXD WS, respectively.

As a result of the Business Combination, each share of Old Boxed’s preferred stock and common stock was converted into the right to receive approximately 0.9498 shares of Boxed’s common stock, par value $0.0001 per share (“Common Stock”). Additionally, the shares of Seven Oaks Class A common stock held by Seven Oaks Sponsor LLC, JTCM Ventures and related parties automatically converted into 6,468,750 shares of Common Stock (of which 1,940,625 shares are subject to vesting under certain conditions). Upon Closing, an aggregate of $181.0 million was paid from Seven Oaks’ trust account to holders that properly exercised their right to have initial shares redeemed. In addition, on December 9, 2021, pursuant to the terms of a Forward Purchase Agreement entered into by Seven Oaks and ACM AART VII D LLC (“ACM”) on November 28, 2021, for an OTC Equity Prepaid Forward Transaction, the Prepayment Amount (an amount equal to the redemption price per share multiplied by the number of subject shares on the date of prepayment) of $65.8 million was paid from Seven Oaks’ trust account to ACM. We will not have access to the Prepayment Amount immediately following the Closing and, depending on the manner in which the Forward Purchase Transaction is settled, may never have access to the Prepayment Amount, which may adversely affect our liquidity and capital needs.

As a result of becoming a NYSE-listed company, we will need to hire additional staff and implement processes and procedures to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Factors Affecting our Performance

We believe that our performance and future success depend on many factors. While we believe that each of these factors present significant opportunities for our business, each factor also poses risks and challenges that we must successfully address in order to sustain our growth and continue to improve our results of operations.

COVID-19. During fiscal year 2020, the COVID-19 pandemic had a mixed impact on our results of operations. Throughout the pandemic our fulfillment centers have largely remained open as they were deemed as “essential businesses” in our locations. While we experienced increased demand from B2C customers, as many individuals adopted online shopping during the pandemic, that increase was offset by a decline of demand from our B2B customers, as many businesses reverted to work-from-home environments. The result of these two counteracting trends was slight growth in sales compared to fiscal year 2019. The increased demand for our products from B2C customers could reverse in the future if consumer purchasing behavior changes, and the demand from our B2B customers may not fully recover to the levels that existed during 2019. These changes could adversely affect our business, financial condition, and results of operations. Further, during fiscal year 2020, we experienced a significant increase in organic new customer traffic to our web properties as a result of COVID-19. This rapid and variable surge in traffic put significant stress on our supply chain, with industry-wide inventory supply shortages limiting our ability to provide the products in demand from our customers. As such, during this period, we significantly reduced our growth-related investments (i.e. promotional spend and advertising expenses) and temporarily shut down service to certain new customers in specific states. We may not be able to sustain the reduced promotional and advertising expenses in the future if the increased demand for our products is not sustained due to changes in consumer purchasing behaviors.

Additionally, the higher propensity for online shopping has led to increased demand for our technology, which we have begun to monetize in 2021, but could also reverse in the future as customer behavior changes. Overall, the COVID-19 pandemic is unprecedented and continuously evolving and the long-term impacts on our financial condition and results of operations are still uncertain. We are continuing to monitor the impact of new variants of the virus, including the proliferation of the Delta and Omicron variants on the overall macro-economic environment, as well as their effects on current cost inflation in consumable products and transportation and the propensity for business customers to return to their respective workplaces.

The COVID-19 pandemic may impact many of the factors discussed in this section, including, among others, overall economic trends, consumer preferences and demand, product mix, competitive dynamics, sourcing and distribution, which in turn could adversely affect our business, financial condition and results of operations.

Acquisition of new customers and retention of existing customers. The size of our customer base and our customers’ level of engagement and retention are critical to our success. Our ability to continue to attract and retain customers depends, in part, on our ability to consistently provide our customers with a convenient, high quality experience with competitive pricing for consumer goods, groceries, household products, and other bulk or discounted products. If our customers preferences change or they do not perceive our service and the products we sell to be convenient, competitively priced, and of high quality, we may not be able to attract and retain customers, and as a result, our revenue may be adversely impacted.

Brand recognition and customer loyalty. Our ability to succeed in a crowded e-commerce marketplace will depend on our continued success at attracting and retaining a large number of high-value customers to the Boxed Sites who have traditionally purchased bulk consumer packaged goods from our larger competitors. We may be required to incur significantly higher advertising and promotional expenditures to differentiate Boxed Sites from that of our competitors. If our branding efforts are not successful, our operating results and our ability to attract and retain customers may be adversely impacted. In addition, we sell many products under the Prince & Spring private label brand. Increasing the portfolio of private label products offered is essential to developing and maintaining customer loyalty. Prince & Spring private label products also generally carry higher margins than national brand products offered on the Boxed Sites, representing a growth portion of our overall sales. If the Prince & Spring brand experiences a loss of customer acceptance or confidence, our sales and gross margin results could decline.

Competition. We operate in a market that is rapidly evolving and in which we face competition, especially from larger and more well-established companies. These more well-established competitors may have longer operating histories, greater financial, technical, marketing, and other resources, greater name and brand recognition, a larger base of vendors, or faster shipping times or lower-cost shipping. These factors may allow our competitors to derive greater revenue and profits, acquire customers at lower costs, or respond more quickly to emerging technologies and evolving consumer trends. If we are unable to compete successfully, or if competing successfully requires us to expend greater resources, our financial condition and results of operating could be adversely affected.

Effective sourcing and distribution of products. Our net revenues and gross profit are affected by our ability to purchase our products in sufficient quantities at competitive prices. While we believe our vendors have adequate capacity to meet our current and anticipated demand, our level of net revenues could be adversely affected in the event of constraints in our supply chain, including our inability to procure and stock sufficient quantities of some merchandise in a manner that is able to match market demand from our customers, leading to lost sales.

Software & Services offerings. Our Software & Services business, encompassing the licensing of our software and technology assets, is expected to be an increasing part of our revenue and profitability as we expand. As of September 30, 2021 we have begun to successfully deliver and market these services to customers, but if we are not able to continue and expand such services, we would fail to achieve the anticipated benefits of our Software & Services offering. The success of our early operations of our Software & Services offering may significantly impact our future business, results of operations and financial condition. Our results of operations and future revenue prospects will be harmed if we are unable to increase the adoption of our offerings.

Seasonality. Our Retail business is moderately seasonal, with a meaningful portion of our sales and promotional campaigns dedicated to back-to-school and back-to-work time periods, typically resulting in higher customer demand in the first and third fiscal quarters. Due to the importance of our peak sales periods, which include the post-holiday winter and fall seasons, the first and third fiscal quarters have historically contributed, and are expected to continue to contribute, significantly to our operating results for the entire fiscal year. In anticipation of seasonal increases in sales activity during these periods, we incur additional expense prior to and during our peak seasonal periods. These expenses may include the acquisition of additional inventory, seasonal staffing needs and other similar items. As a result, any factors negatively affecting us during these periods, including adverse weather, spread of seasonal infectious diseases and unfavorable economic conditions, could have a material adverse effect on our results of operations for the entire fiscal year.

Key Performance Indicators

We measure our business using both financial and operating data and use the following metrics and measures to assess the near-term and long-term performance of our overall business, including identifying trends, formulating financial projections, making strategic decisions, assessing operational efficiencies and monitoring our business. Key performance indicators (“KPIs”) are typically operational in nature, are not measures of financial performance in accordance with U.S. GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net revenue, cash flows from operations or other measures of growth, profitability, liquidity or performance under U.S. GAAP. You should be aware that our presentation of these measures may not be comparable to similarly-titled measures used by other companies.

We present the following key performance indicators to assist investors in understanding our operating results on an on-going basis (presented on a Last Twelve Months (“LTM”) basis, as indicated): (i) Advertising Expenses (ii) Active Customers (iii) Average Order Value (“AOV”) and (iv) Gross Merchandise Value (“GMV”).

This table sets forth our key performance indicators for the LTM periods ended September 30, 2021 and 2020. Figures disclosure for Active Customers and AOV reflect Retail segment metrics only, and do not aggregate metrics from Software & Services customers who are leveraging our software or technology for their own retail operations.

	LTM Period Ending September 30,
	2021	2020
Advertising Expenses (in millions)	$16.9	$7.3
Active Customers (in thousands)	404	495
AOV	$117	$104
GMV (in millions)	$181.1	$207.9

Advertising Expenses

Advertising expenses primarily consist of (i) investment in customer acquisition and retention related marketing, public relations and third-party marketing agency costs, and (ii) marketing content related expenses, including television content, print, photography, and direct mail. Our growth in Active Customers and GMV, as discussed below, is significantly influenced by our investment in advertising expenses, and therefore is a key factor in driving our overall revenue trends of our Retail segment. While we believe advertising expenses are a meaningful driver of our growth, they are not the only factor impacting our ability to increase or retain our active user base.

Advertising expense for the LTM period ended September 30, 2021 increased by $9.6 million, or 132%, to $16.9 million as compared to $7.3 million for the LTM period ended September 30, 2020. The increase was a result of our efforts to drive new customer acquisition in the more recent period as some of the increased B2C customer engagement fueled by the onset of the COVID-19 pandemic leveled off. Notwithstanding the period over period increase, advertising expenses continue to remain below desired levels due to capital constraints prior to consummation of the Business Combination. Further, during the first half of 2020, advertising expenses were limited due to capital constraints as well as strains on our supply chain, both of which limited our ability to invest into growth initiatives, such as marketing.

Active Customers

We define active customers as the total number of customers in our Retail segment with at least one order in the referenced respective time-period (“Active Customers”). The change in Active Customers in a reporting period captures both the inflow of new customers as well as the outflow of customers who have not made a purchase in the time period. We view the number of Active Customers as a key indicator of our performance, which is impacted by the level of investment in advertising spend and the number of new customers acquired during a given time period.

The decrease in our Active Customers when comparing the LTM period ended September 30, 2021 to the LTM period ended September 30, 2020 was primarily due to a decrease in B2C customers during the more recent period compared to the prior period, as the latter included the temporary impact of increased customer traffic during the peak periods of COVID-19, which occurred late in the first quarter of 2020 through the second quarter of 2020. Also contributing to this decrease is a decrease in our B2B customer base as customers moved to work-from-home environments beginning in the second quarter of 2020, which drove the overall decline in active customers during the more recent LTM period.

Average Order Value (AOV)

We define AOV as the GMV for the respective time-period divided by the total number of orders placed by customers during the same period. We believe AOV is an important indicator of business performance as it is supported by our proprietary e-commerce technology, where our mobile app, website, and personalization engine provide a seamless shopping experience, enabling customers to easily discover new and relevant products and categories. This results in a trend where on average, AOVs expand over the course of a customer’s lifecycle. Further, larger orders are on average more profitable, helping to drive margin improvement from shipping, packaging, and labor efficiencies.

Total AOV increased when comparing the LTM period ended September 30, 2021 to the LTM period ended September 30, 2020 as the result of (i) ongoing technology and personalization improvements and (ii) adjustments to the user experience designed to help drive AOV increases across both our new and repeat customers. We do not believe AOV has been materially impacted by the COVID-19 pandemic.

We measure AOV on a gross basis, comparable to the way that we measure GMV. As a result, it does not account for any discounts, promotions, or rewards that are offered to or redeemed by our customers, and therefore it is not intended for use as an alternative to net revenue recorded in accordance with GAAP.

Gross Merchandise Value (GMV)

We define GMV as (i) the total value of Boxed goods sold, (ii) 3rd party goods sold on Boxed Sites, gross of any customer promotions, price discounts, credits, or rewards used, and (iii) goods sold on 3rd party (i.e. AEON) websites which are leveraging Boxed Software & Services technology, all of which are (iv) inclusive of shipping fees, service fees and taxes. We believe our ability to expand GMV is an indicator of customer engagement on our platform as well as the scale of our technology services platform in any given period. However, it is not intended for use as an alternative to net revenue recorded in accordance with GAAP.

GMV decreased by $26.8 million, or 13%, in the LTM period ended September 30, 2021 compared to the LTM period ended September 30, 2020. This was a result of several factors which impacted GMV, including a reduction in Active Customers in the more recent period as discussed above. The reduction in active customers was somewhat offset by an increase in AOVs. We believe that the COVID-19 pandemic primarily impacted our GMV through the active customer count, as discussed above.

Components of our Results of Operations

We operate in two reportable segments: Retail and Software & Services, to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business. Our Retail segment engages in the sale of consumer products and goods in bulk sizes to consumers and businesses in the continental United States. Our Retail segment includes net revenue from merchandising sales, subscription sales, and outbound delivery and marketing fees, as described below in “–Application of Critical Accounting Policies”. Until the first quarter of 2021, we had not generated revenue under our Software & Services segment, which primarily relates to our research, development, marketing and production of our propriety software for sale to third parties. Both our Retail and Software & Services segments are recorded within net revenue in our Statements of Operations.

Net Revenue

We derive net revenue primarily from the sale of both third-party brand and private brand merchandise through our e-commerce platform on which we offer merchandise in the following core categories: groceries, snacks, beverages, and household and cleaning products. Revenue generated through our e-commerce platform is generally recognized upon delivery to the customer, net of promotional discounts and refund allowances. Outbound delivery fees (if applicable) are included in customer billing and are also recorded as revenue upon delivery. Taxes collected from customers are excluded from net revenue.

We earn additional platform-generated revenue through membership fees from customers who sign up for our Boxed Up subscription program. Membership fees allow customers to earn cash back on every purchase, gain access to exclusive discounts, and enjoy free shipping on all eligible orders. Because we have the obligation to provide access to our website for the duration of the membership term, we recognize membership fees on a straight-line basis over the life of the membership.

We also earn revenue through a mix of marketing services offered to merchants, including vendors, manufacturers, and other partners. We provide these merchants access to our e-commerce platform where merchants display and sell their products to users. We also provide advertising services to help merchants promote their products within our platform.

In the first quarter of 2021, we began generating revenue through software license agreements with customers. A software license contract with multiple performance obligations typically includes the following elements: implementation services, software license, training services, and maintenance and support services.

Refer to the Notes to our Consolidated Financial Statements for additional definitions of our financial statement line items included within our Statement of Operations.

The following tables presents our results of operations for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

		(in thousands)
Net revenue	$49,010	$40,861	$132,218	$143,927
Cost of sales	(36,345)	(33,971)	(109,505)	(124,117)
Gross profit	12,665	6,890	22,713	19,810
Advertising expense	(5,173)	(1,377)	(14,618)	(2,584)
Selling, general, and administrative expense	(12,859)	(11,610)	(38,905)	(37,994)
Loss from operations	(5,367)	(6,097)	(30,810)	(20,768)
Other income (expense), net	(562)	(1,527)	509	(6,322)
Loss before income taxes	(5,929)	(7,624)	(30,301)	(27,090)
Income taxes	-	-	-	-
Net loss	$(5,929)	$(7,624)	$(30,301)	$(27,090)

Comparison of Three Months Ended September 30, 2021 and 2020

Net Revenue

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Net revenue
Retail	$38,186	$40,861	$(2,675)	-6.5%
Software & Services	10,824	-	10,824	N/M
Total net revenue	$49,010	$40,861	$8,149	19.9%

Total net revenue for the three months ended September 30, 2021 increased by $8.1 million, or 19.9%, to $49.0 million as compared to $40.9 million for the three months ended September 30, 2020. The total $8.2 million increase was attributable to a $10.8 million increase in Software & Services revenue, partially offset by a $2.7 million decrease in Retail revenue.

The $2.7 million decrease in Retail revenue was primarily driven by a $1.2 million decline in merchandise sales generated through our e-commerce platform, including related shipping revenue, combined with a $1.5 million increase in mark-downs during the period. This decrease in merchandising sales resulted from decline in demand from our B2C customers in the three months ended September 30, 2021 compared to the three months ended September 30, 2020, as the prior year period included the temporary impact of unique customer buying trends during the COVID-19. The decline in B2C customer demand was partially offset by an increase in demand from our B2B customers, from which we have begun to see recovery compared to lower demand experienced during peak COVID periods during fiscal year 2020.

The Software & Services revenue increase of $10.8 million for the three months ended September 30, 2021 was the result of the recognition of license fees related to our satisfaction of specific performance obligations for our software licensing agreement with AEON, which had its initial go-live date in the third quarter of 2021. The software licensing agreement with AEON, a related party, was signed in the first quarter of 2021 and is further discussed below under “—Application of Critical Accounting Policies.”

Cost of Sales and Gross Profit

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Cost of sales	$36,345	$33,971	$2,374	7.0%
Gross profit	12,665	6,890	5,775	83.8%
Gross margin	25.8%	16.9%

Cost of sales for the three months ended September 30, 2021 increased $2.4 million, or 7.0%, to $36.3 million as compared to $34.0 million for the three months ended September 30, 2020. The increase in cost of sales is primarily driven by a $1.4 million increase in shipping and freight costs due to nationwide carrier increases as well as an increase of $0.8 million in integration and maintenance costs related to our Software & Services Segment.

Gross profit as a percentage of net revenue (gross margin) for the three months ended September 30, 2021 was 25.8% as compared to 16.9% for the three months ended September 30, 2020. The increase in gross margin was primarily the result of an increase in revenue mix from our higher-margin Software & Services segment. The variances in revenue mix and gross margins were particularly favorable in this period due to the timing of revenue recognition for our AEON licensing fees.

Advertising Expense

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Advertising expense	$5,173	$1,377	$3,796	275.7%
Percentage of net revenue	-10.6%	-3.4%

Advertising expense for the three months ended September 30, 2021 increased by $3.8 million to $5.2 million as compared to $1.4 million for the three months ended September 30, 2020. The increase was primarily driven by an increase in advertising media costs used to acquire and retain customers. In addition, our advertising spend was temporarily reduced during the three months ended September 30, 2020 as a result of capital constraints as well as a significant spike in COVID-19-related demand that stressed our inventory levels and supply chain, forcing us to pull back on growth-related investments, such as marketing.

Selling, General and Administrative Expense

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Selling, general and administrative	$12,859	$11,610	$1,249	10.8%
Percentage of net revenue	-26.2%	-28.4%

Selling, general and administrative expense for the three months ended September 30, 2021 increased by $1.2 million, or 10.8%, to $12.9 million as compared to $11.6 million for the three months ended September 30, 2020, primarily due to increases in legal and third-party consulting fees incurred related to our preparation for becoming a public company, as well as a slight increase in recruiting and compensation costs.

Stock-based compensation for the three months ended September 30, 2021 remained flat at $0.4 million as compared to three months ended September 30, 2020.

Operating Income (Loss)

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Operating income (loss)
Retail	$(15,644)	$(5,436)	$(10,208)	187.8%
Software & Services	10,277	(661)	10,938	-1654.8%
Total operating income (loss)	$(5,367)	$(6,097)	$730	-12.0%
Percentage of net revenue
Retail	-41.0%	-13.3%
Software & Services	94.9%	N/M

Total operating loss for the three months ended September 30, 2021 decreased by $0.7 million, or 12.0%, to $5.4 million as compared to $6.1 million for the three months ended September 30, 2020. The total $0.7 million decrease was attributable to an increase in operating income of $10.9 million in our Software & Services segment, offset by an increase in operating loss of $10.2 million in our Retail segment.

The increase in operating loss of $10.2 million in our Retail segment was primarily driven by a decline in merchandising sales and related revenue, as discussed above, combined with increases in shipping and freight costs, advertising expenses, and selling, general, and administrative costs.

The increase in operating income of $10.9 million for our Software & Services segment was driven by the license fee revenue recognized in the third quarter of 2021 upon successful delivery and acceptance of our software technology to AEON, satisfying specific performance obligations from our software licensing agreement. The operating loss of $0.7 million in our Software & Services segment for the three months ended September 30, 2020 was attributable to research and development expense as we did not begin earning revenue in this segment until the first quarter of 2021.

Other Income (Expense), Net

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Other income (expense), net	$(562)	$(1,527)	$965	-63.2%
Percentage of net revenue	-1.1%	-3.7%

Other expense decreased by $1.0 million to $0.6 million for the three months ended September 30, 2021 compared to $1.5 million for the three months ended September 30, 2020. The expense of $0.6 million in the third quarter of 2021 was driven by interest expense incurred in related to our term loan entered into in August 2021, partially offset by the fair value adjustments of our outstanding common stock warrants and preferred stock warrants. The expense of $1.5 million in the third quarter of 2020 was primarily driven by the fair value adjustments of our outstanding common stock warrants and preferred stock warrants.

Comparison of Nine Months Ended September 30, 2021 and 2020

Net Revenue

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Net revenue
Retail	$117,253	$143,927	$(26,674)	-18.5%
Software & Services	14,965	-	14,965	N/M
Total net revenue	$132,218	$143,927	$(11,709)	-8.1%

Total net revenue for the nine months ended September 30, 2021 decreased by $11.7 million, or 8.1%, to $132.2 million as compared to $143.9 million for the nine months ended September 30, 2020. The total $11.7 million decrease was attributable to a $26.7 million decrease in Retail revenue, partially offset by a $15.0 million increase in Software & Services revenue.

The $26.7 million decrease in Retail revenue was primarily driven by a $24.3 million decline in merchandise sales generated through our e-commerce platform, including related shipping revenue. This decrease resulted from decline in demand from our B2C customers in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, as the prior year period included the temporary impact of unique customer buying trends during the COVID-19 pandemic. This decrease also resulted from a decline in demand from our B2B customers as they continued to operate in remote work-from-home environments that commenced late in the first quarter or early in the second quarter of 2020. Also contributing to this decrease is a $2.8 million increase in customer mark-downs. These decreases were partially offset by an increase in subscription revenue related to our Boxed Up loyalty program.

The Software & Services revenue increase of $15.0 million for the nine months ended September 30, 2021 was the result of the recognition of license and implementation fees associated with our software licensing agreement with AEON, which had its initial go-live date in the third quarter of 2021. Our first software licensing agreement with AEON, a related party, was signed in the first quarter of 2021 and is further discussed below under “—Application of Critical Accounting Policies.”

Cost of Sales and Gross Profit

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Cost of sales	$109,505	$124,117	$(14,612)	-11.8%
Gross profit	22,713	19,810	2,903	14.7%
Gross margin	17.2%	13.8%

Cost of sales for the nine months ended September 30, 2021 decreased $14.6 million, or 11.8%, to $109.5 million as compared to $124.1 million for the nine months ended September 30, 2020. The decrease in cost of sales was primarily driven by volume-related decreases in product costs, credit card processing fees, and packaging costs, which collectively result in a $17.8 million decline, partially offset by increases in implementation fees related to our Software & Services segment of $1.8 million and shipping costs of $0.9 million.

Gross profit as a percentage of net revenue (gross margin) for the nine months ended September 30, 2021 was 17.2% as compared to 13.8% for the nine months ended September 30, 2020. The increase in gross margin was primarily the result of an increase in revenue mix from our higher-margin Software & Services segment.

Advertising Expense

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Advertising expense	$14,618	$2,584	$12,034	465.7%
Percentage of net revenue	-11.1%	-1.8%

Advertising expense for the nine months ended September 30, 2021 increased by $12.0 million to $14.6 million as compared to $2.6 million for the nine months ended September 30, 2020. The increase was primarily driven by an increase in advertising media costs used to acquire and retain customers. In addition, our advertising spend was temporarily reduced during the nine months ended September 30, 2020 as a result of capital constraints as well as a significant spike in COVID-19-related demand that stressed our inventory levels and supply chain, forcing us to pull back on growth-related investments, such as marketing.

Selling, General and Administrative Expense

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Selling, general and administrative	$38,905	$37,994	$911	2.4%
Percentage of net revenue	-29.4%	-26.4%

Selling, general and administrative expense for the nine months ended September 30, 2021 increased by $0.9 million, or 2.4%, to $38.9 million as compared to $38.0 million for the nine months ended September 30, 2020, primarily due to increases in legal and third-party consulting fees incurred related to our preparation for becoming a public company as well as a slight increase in recruiting costs, partially offset by decrease in salaries and compensation.

Stock-based compensation for the nine months ended September 30, 2021 decreased by $0.3 million to $1.2 million as compared to $1.5 million for the nine months ended September 30, 2020.

Operating Income (Loss)

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Operating income (loss)
Retail	$(44,417)	$(18,944)	$(25,473)	134.5%
Software & Services	13,607	(1,824)	15,431	-846.0%
Total operating income (loss)	$(30,810)	$(20,768)	$(10,042)	48.4%
Percentage of net revenue
Retail	-37.9%	-13.2%
Software & Services	90.9%	N/M

Total operating loss for the nine months ended September 30, 2021 increased $10.0 million, or 48%, to $30.8 million as compared to $20.8 million for the nine months ended September 30, 2020. The $10.0 million increase in total operating loss was attributable to an increase in operating income for our Software & Services segment of $15.4 million, more than offset by a $25.5 million increase in operating loss for our Retail segment.

The increase in operating loss of $25.5 million in our Retail segment was primarily driven by a decline in merchandising sales and related revenue, as discussed above, combined with increases in advertising expenses and other operating costs. These contributing factors are partially offset by a decrease in product costs.

The increase in operating income of $15.4 million for our Software & Services segment was the result of license fee revenue recognized in the third quarter of 2021 upon the successful delivery and acceptance of our software technology to AEON. The $1.8 million operating loss for the nine months ended September 30, 2020 was entirely attributable to research and development expense as we did not begin earning revenue in this segment until the first quarter of 2021.

Other Income (Expense), Net

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Other income (expense), net	$509	$(6,322)	$6,831	-108.1%
Percentage of net revenue	0.4%	4.4%

Other income increased to $0.5 million for the nine months ended September 30, 2021 from other expense of $6.3 million for the nine months ended September 30, 2020, a total increase of $6.8 million. The income of $0.5 million in the nine months ended September 30, 2021 was primarily driven by the fair value adjustments related to our common and preferred stock warrants, partially offset by interest expense incurred related to our term loan entered into in August 2021. The expense of $6.3 million in the nine months ended September 30, 2020 was primarily attributable to the mark-to-market adjustments of a previously outstanding convertible note derivative, which fully converted into equity as of June 2020.

Non-U.S. GAAP Financial Measures

We utilize Adjusted EBITDA, a non-GAAP financial measure, to budget, make operating and strategic decisions and evaluate our performance, and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate our business. We calculate Adjusted EBITDA as GAAP net loss adjusted for interest income (expense), taxes, depreciation and amortization, stock-based compensation, one-time costs associated with the Business Combination, gains (losses) attributable to the change in fair value of our warrants and convertible note derivative, and other income (expense) outside of the fair value adjustments. Adjusted EBITDA is supplemental to our operating performance measures calculated in accordance with GAAP and has important limitations. For example, Adjusted EBITDA excludes the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of our Adjusted EBITDA to our GAAP net loss, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(in thousands)
Net loss	$(5,929)	$(7,624)	$(30,301)	$(27,090)
Adjusted to exclude the following:
Depreciation and amortization	1,102	1,247	3,566	3,539
Change in fair value of warrants and convertible note derivative	(422)	1,367	(1,821)	6,020
Interest income (expense)	771	120	988	315
Other income (expense)	213	41	324	(13)
Stock-based compensation	360	437	1,214	1,536
Transaction costs 1	931	31	3,842	31
Adjusted EBITDA	$(2,974)	$(4,381)	$(22,188)	$(15,662)

1 Transaction costs represent non-recurring consulting and advisory costs with respect to the Business Combination.

The increase in Adjusted EBITDA for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to a decrease in net loss related to the increases in revenue and operating income, as discussed above as well increases in transaction costs related to the Business Combination. Offsetting the increase in Adjusted EBITDA are period over period changes of our fair value adjustments of our warrants and depreciation and amortization expenses.

The decrease in Adjusted EBITDA for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily the result of an increase in net loss related to the decreases in revenue and operating loss, as discussed above. Also contributing to the decrease in Adjusted EBITDA are changes driven by the fair value adjustments of our warrants and the transaction costs related to the Business Combination.

Liquidity and Capital Resources

Overview and Funding Requirements

As an emerging growth enterprise, our strategy has been to fund growth primarily through the investment of capital at the expense of short-term profitability. Prior to the Business Combination, we have been primarily funded by the net proceeds from the issuance of stock and borrowings under term loans and revolving credit facilities. As of September 30, 2021, we had cash and cash equivalents of $35.4 million and an accumulated deficit which is attributed to the recurring losses that we have incurred since inception as a result of our intended growth strategy.

Despite the substantial amount of capital that we have raised from outside investors and lenders, as of September 30, 2021, we had no additional capital available for borrowing and no firm commitment from current or prospective investors to provide us additional capital to fund operations in the foreseeable future. While management believes the that we will be able to obtain additional capital, no assurance can be provided that such capital will be obtained or on terms that are acceptable to us. These uncertainties raise substantial doubt about our ability to continue as a going concern, which may require us to seek other strategic alternatives such as a further reduction in our current cost structure, or a recapitalization of our balance sheet and related debt and equity if management’s plans to alleviate these uncertainties are not successful. Notwithstanding the foregoing, we believe the net proceeds we received from the Business Combination and PIPE investment upon the consummation of the Business Combination on December 8, 2021 will help support funding of our future operations. However, as an emerging growth enterprise, we are still in the growth stage of our business and expect to continue to make substantial investments in our business, including in the expansion of the merchandise sold on our platform, in our research and development for our Software & Services segment, and in our advertising and sales teams, in addition to incurring additional costs as a result of being a public company. In addition, on November 28, 2021, Seven Oaks entered into the Forward Purchase Transaction. Prior to the Closing, ACM purchased 6,504,768 shares of Common Stock and, on December 9, 2021, SVOK paid the Prepayment Amount of an aggregate amount of approximately $65.8 million out of funds held in SVOK’s trust account. We will not have access to the Prepayment Amount immediately following such payment, and depending on the manner in which the Forward Purchase Transaction is settled may never have access to the Prepayment Amount, which may adversely affect our future liquidity and capital needs.

Following the Business Combination, we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. There can be no assurance that we will be able to obtain additional debt or equity financing on terms acceptable to us, if at all, or that we will generate sufficient future revenues. Failure to secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.

PIPE Equity and Convertible Notes

Concurrently with the execution of the Business Combination and for the purposes of raising the cash portion of the consideration for the Business Combination, Seven Oaks entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to these agreements, upon the Closing on December 8, 2021, Seven Oaks issued an aggregate of 3,250,000 shares of Seven Oaks Class A common stock to the PIPE investors at $10.00 per share and an aggregate of $87.5 million in principal amount of convertible notes. Also pursuant to the Closing, all of the issued shares of Seven Oaks Class A common stock to the PIPE investors were converted, on a one-for-one basis, for shares of Common Stock. The convertible notes will be convertible, at the election of Boxed, for shares of Common Stock, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share in accordance with the terms. The convertible notes will bear interest at a rate of 7.00% per annum and mature in five years.

Debt and Convertible Debt Financing

Term Loan

In May 2018, we amended and extended the loan and security agreement (the “Credit Agreement”), originally dated June 24, 2015 and previously amended in December 2017 and January 2018. The amendment provided us with a letter of credit of $11.0 million and a term loan of $3.5 million, with a maturity date of May 22, 2021. We issued warrants to purchase 12,500 shares of common stock at a price of $3.04 per share in connection with the amendment to the Credit Agreement on May 22, 2018. As of December 31, 2019 and 2018, we had issued $2.7 million and $2.8 million letters of credit, respectively, out of the $11.0 million available.

In March 2020, we finished paying down the $3.5 million term loan by entering into the Sixth Amendment of the Credit Agreement which provided us a term loan in the principal amount of $5.0 million, with a maturity date of June 1, 2020.

In June 2020, we paid down the $5.0 million by entering into the Seventh Amendment of the Credit Agreement. The Seventh Amendment granted us a term loan in the principal amount of $7.5 million with a maturity date of December 22, 2022, of which $5.1 million was immediately drawn. In July 2020, we drew down on the remaining $2.4 million of principal in this most recent amendment, increasing our total borrowings to $7.5 million. The Seventh Amendment also reduced the available letters of credit from $11.0 million to $4.0 million. As of September 30, 2021 and December 31, 2020, we had issued $2.6 million letters of credit, respectively, out of the $4.0 million available.

The Credit Agreement provides the bank a first perfect security interest in all of our assets with a negative pledge on intellectual property. As of December 31, 2020, 2019 and 2018, outstanding amounts drawn on the Credit Agreements accrued interest at a floating per annum rate equal to three and one-quarter of one percentage points (3.25%) above the Prime Rate for 2020 and 2019, respectively, and two percentage points (2.00%) above the Prime Rate for 2018.

The Credit Agreement contains a certain number of affirmative and negative covenants, which, among other things, requires the Company to maintain collateral accounts, a liquidity ratio (calculated as the unrestricted cash plus 60% of the value of net billed accounts receivable divided by the aggregate amount of the obligations of the Credit Agreement) of greater than 1.25 to 1.00 and restricts our ability to pay dividends or make any distributions, incur subsidiary indebtedness, incur liens, sell substantially all of our assets, and consummate fundamental changes. The Credit Agreement also subjects us to certain reporting covenants. We are required to provide monthly financials, inventory transactions report, summary payables and receivables reports and a signed compliance letter.

On August 4, 2021, we paid down the existing $5.0 million in remaining principal in the Seventh Amendment to the Credit Agreement. In connection with the loan repayment, our letter of credit was modified we are now required to maintain cash collateral for the outstanding letters of credit. As a result, the cash collateral related to the outstanding letters of credit will now be segregated in restricted cash accounts as of September 30, 2021. Approximately $2.6 million of letters of credit were issued to us as of September 30, 2021.

Term Loan

On August 4, 2021, we entered into a new term loan agreement (the “New Term Loan”). The New Term Loan provided us with $45.0 million at a floating per annum rate of LIBOR plus 8.5%, with a maturity date of August 4, 2025. The agreement provides the lender with a first priority security interest in all of our assets and contains a certain number of financial covenants, which requires us to (i) maintain minimum unrestricted cash balance of $15.0 million, (ii) maintain minimum net Retail revenue based upon agreed upon quarterly targets, and (iii) maintain a Retail gross margin percentage of at least 8%. These net Retail revenue and Retail gross margin targets are tested quarterly on a trailing twelve months basis. The agreement also includes other affirmative and negative covenants, which, among other things, restricts our ability to pay dividends or make any distributions, incur indebtedness, make investments, incur liens, sell substantially all of its assets, and consummate fundamental changes. The agreement also subjects us to certain reporting covenants. We are required to provide monthly, quarterly, and annual financial statements, operating budget and metrics, and other financial information as requested. Also in connection with the term loan agreement, we issued 126,992 warrants to purchase preferred stock at an exercise price of $7.0871, which will expire on April 4, 2031. These warrants will automatically be deemed to be cashless exercised immediately prior to and contingent upon the consummation of the Business Combination. As of September 30, 2021, we were in compliance with all covenants and reporting requirements under the New Term Loan. There was $45.0 million in principal remaining as of September 30, 2021.

Convertible Promissory Notes

On August 24, 2017, we issued a Subordinated Unsecured Convertible Promissory Note (“Note”) to a strategic investor in exchange for $25.0 million. The Note was issued pursuant to a Note Purchase Agreement, which stated that the outstanding principal and any unpaid accrued interest on the Note was convertible into preferred stock if we issued and sold preferred stock to investors with total proceeds in excess of $75.0 million (“the Next Financing”) prior to August 24, 2018.

We raised in excess of $75.0 million of additional funding prior to August 24, 2018. As such, the Note converted to 2,501,736 of Series D-1 preferred stock on August 15, 2018 in accordance with the terms of the Note Purchase Agreement.

On May 15, 2020, May 26, 2020 and May 29, 2020, we issued Subordinated Convertible Promissory Notes (each, a “2020 Note”) in an aggregate principal amount of $8.2 million pursuant to the respective Note Purchase Agreement. The maturity date of the 2020 Notes was the earlier of (a) two (2) years from the 2020 Note issuance; (b) upon acceleration due to an Event of Default; and (c) upon conversion of the 2020 Notes in connection with us raising equity proceeds of $25.0 million or more inclusive of the principal amount of the 2020 Notes. The 2020 Notes accrued .25% simple interest per annum (the short-term AFR fixed on the respective Note issuance date). The 2020 Notes converted into Series E-2 preferred stock as a result of the Series E raised in June 2020.

Convertible Notes

Upon consummation of the Business Combination, pursuant to certain of the Subscription Agreements, Seven Oaks has issued and sold an aggregate of $87.5 million of principal amount of convertible notes. The convertible notes will mature five years after their initial issuance. The convertible notes will be convertible, at the election of Boxed, for shares of Common Stock, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share (subject to customary anti-dilution adjustments) in accordance with the terms thereof. The convertible notes will bear interest at a rate of 7.00% per annum, paid-in-kind or in cash at the option of Boxed and accruing semi-annually. Boxed may redeem the convertible notes after the third anniversary of their issuance, subject to a holder’s right to convert prior to the redemption date, if the trading price of the shares of Common Stock exceeds 130% of the conversion price on at least twenty out of the preceding thirty consecutive trading days ending on, and including, the trading day immediately before Boxed issues a redemption notice, and (unless Boxed elects to settle conversions in connection with such redemption in cash) if certain conditions related to the ability of the converting holders to resell the conversion shares without restrictions under the U.S. securities laws are satisfied.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	$(27,096)	$(17,110)
Net cash used in investing activities	(669)	(1,859)
Net cash provided by (used in) financing activities	35,703	42,473

Operating Activities

Cash used in operating activities consisted of net loss adjusted for non-cash items, including depreciation and amortization, stock-based compensation expense, the change in fair value of warrants and embedded derivatives, and other non-cash items, as well as the effect of the changes in operating assets and liabilities.

Net cash used in operating activities was $27.1 million for the nine months ended September 30, 2021, primarily consisting of $30.3 million net loss, adjusted for certain non-cash items, which primarily included $3.6 million of depreciation and amortization, $1.5 million in the change in fair value of warrants, and $1.2 million in stock-based compensation, as well as a $0.5 million net decrease in operating assets and liabilities. The decrease in our net operating assets and liabilities was primarily driven by the change in accounts payable and accrued expense of $6.0 million and change in prepaid and other current assets of $4.3 million, both primarily attributable to legal and consulting fees related to the Business Combination. Increases in advertising spend and accrued interest related to the term loan are also factors driving the changes in accounts payable and accrued expense, respectively. Also contributing to the net decrease in operating assets and liabilities is the change in receivables of $1.8 million and the addition of unbilled receivables, net of related deferred revenue of $3.7 million, both primarily related to our AEON software licensing agreement. Also contributing to the net decrease in net operating assets and liabilities is a $2.6 million change in inventory due to lower sales volume as well as other changes to our net operating assets and liabilities of $0.7 million.

Net cash used in operating activities was $17.1 million for the nine months ended September 30, 2020, primarily consisting of $27.1 million net loss, adjusted for certain non-cash items, which primarily included $3.5 million of depreciation and amortization, $4.4 million in the change in fair value and loss on extinguishment of the convertible note derivative, and $1.5 million in stock-based compensation, as well as a $2.2 million net decrease in operating assets and liabilities. The decrease in our net operating assets and liabilities was primarily driven by a net change in accounts payable and other current liabilities of $6.6 million and a change in prepaid and other current assets of $0.8 million, both related to lower spend considering the COVID-19 pandemic, a change in accrued expenses of $0.7 million primarily related to the timing of inventory purchases, and a change in accounts receivable of $1.7 million driven by improvements in our collection from commercial customers.

Investing Activities

For the nine months ended September 30, 2021, net cash used in investing activities was $0.7 million, due to the purchase of fixed assets.

For the nine months ended September 30, 2020, net cash used in investing activities was $1.8 million, primarily due to the purchase of fixed assets.

Financing Activities

For the nine months ended September 30, 2021, net cash provided by financing activities was $35.7 million, primarily due to $43.1 million in net proceeds after debt issuance costs related to our term loan signed in August 2021, offset by repayments of the prior term loan of $7.7 million.

For the nine months ended September 30, 2020, net cash provided by financing activities was $42.5 million, primarily due to proceeds from the sale of preferred stock of $30.0 million, proceeds from the issuance of convertible notes of $8.2 million, and proceeds from the term loan of $12.5 million, partially offset by repayments of a term loan of $7.5 million.

Other Commitments

We maintain our principal offices in New York City, New York and maintain fulfillment centers and office space in various locations throughout the United States. Our future minimum rental commitments under non-cancelable leases was $9.9 million as of December 31, 2020.

In June 2021, we entered into a Master Subscription Agreement with Palantir Technologies Inc. (“Palantir”) under which we will pay $20.0 million over five years for access to Palantir’s Foundry platform, of which $15.0 million will be paid thirty days after Closing.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

New Accounting Pronouncements

See Note 1, Description of Business and Summary of Significant Accounting Policies, to our Consolidated Financial Statements for a discussion of new accounting standards.

Application of Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review our estimates on an ongoing basis and make judgments about the carrying value of assets and liabilities based on a number of factors. These factors include historical experience and assumptions made by management that are believed to be reasonable under the circumstances. Although management believes the judgment applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could vary materially from estimates based on assumptions used in the preparation of our Consolidated Financial Statements. This section summarizes critical accounting policies and the related judgments involved in their application.

The most significant accounting estimates involve a high degree of judgment or complexity. Management believes the estimates and judgments most critical to the preparation of our Consolidated Financial Statements and to the understanding of our reported financial results include those made in connection with revenue recognition, estimating vendor rebates and customer incentives; estimating the value of inventory; impairment assessments for long-lived assets; and estimating employee equity-based compensation expense. Our significant accounting policies related to these accounts in the preparation of our Consolidated Financial Statements are described below. See Note 1 to the audited consolidated financial statements of Old Boxed presented elsewhere in the Proxy Statement/Prospectus for additional information regarding our critical accounting policies.

Revenue Recognition

Software-licensing revenue

In the first quarter of 2021, we entered into an agreement with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON, a related party, to license our e-commerce platform through an software licensing arrangement, in which AEON will take possession of the software for usage of our IP, and host that software in an on-premise, or cloud-based infrastructure environment, at AEON’s election. The objective of the agreement is for us to design, develop and support the e-commerce platform customized for the digital marketplace operations of AEON and AEON affiliates. The services provided include implementation services, license of the e-commerce software platform, training, and maintenance and support. As our software license agreement requires the analysis of multiple performance obligations, through the application of ASC 606, it requires more judgement than our revenue recognition for our sales generated from our e-commerce platform.

We recognize revenue through the application of the following five-step model:

•	Identification of the contract(s) with customers;

•	Identification of the performance obligation(s) in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations(s) in the contract; and

•	Recognition of revenue when or as the performance obligation(s) are satisfied.

In line with the model, we recognize revenue as we satisfy each performance obligation. Specifically, implementation revenue is recognized over time based on percentage of completion; implementation service revenue is recognized at the point in time at the go-live date of the software; training revenue is recognized when the training is delivered to the customer without regard to a detailed evaluation of the point in time criteria due to the short-term nature of the training services (completed within the same quarterly reporting period); and maintenance and support revenue is recognized over time on a straight-line basis over the contract period. For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices using a cost plus a margin approach.

Merchandise sales

We primarily generate revenue through the sale of third-party and personal brand merchandise on our e-commerce platform. We recognize revenue upon delivery of products to our customers. Deferred revenue consists of amounts received primarily related to unsatisfied performance obligations for shipments in-transit at the end of the period where we are the principal. Deferred sales are included in deferred revenue in the consolidated balance sheets and reverse upon delivery to the customer the following month. We generally determine standalone selling prices using a cost plus a margin approach.

Subscription Sales

We charge a membership fee to customers who sign up for our Boxed Up program on our e-commerce platform. That fee allows customers to earn 2.0% back on every purchase, access to exclusive discounts, and free shipping over a minimum order amount. The duration of the membership is generally 12 months. Because we have the obligation to provide access to its website for the duration of the membership term, we recognize membership fees on a straight-line basis over the life of the membership.

Outbound delivery fees

Outbound delivery fees are included in customer billing and are recorded as revenue as products’ control is transferred to customers upon delivery. Outbound delivery fees are included in net revenue in the consolidated statement of operations.

Marketing fees

We provide a mix of marketing services to merchants, including access to its e-commerce platform where merchants display and sell their products to users. We also provide advertising services to help merchants promote their products within our platform. We recognize revenue when a user’s order is processed, and the related order information has been made available to the merchant. Marketing fees are included in net revenue in the consolidated statement of operations. Amounts collected on behalf of third parties for sales taxes are excluded from net revenues.

Stock-Based Compensation

We measure and record the expense related to stock-based awards based upon the fair value at the date of grant. We estimate the grant date fair value of each common stock option using the Black-Scholes option-pricing model, which requires the input of highly subjective assumptions and management’s best estimates. These estimates involve inherent uncertainties and management’s judgement. If factors change and different assumptions are used, our stock-based compensation could be materially different in the future.

These assumptions are estimated as follows:

•	Fair value – Because our common stock is not yet publicly traded, we must estimate the fair value of common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved.

•	Expected volatility—We estimate volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

•	Expected term—Derived from the life of the options granted under the option plan and is based on the simplified method which is essentially the weighted average of the vesting period and contractual term.

•	Risk-free interest rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

•	Dividend yield—We have not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

We periodically determine for financial reporting purposes the estimated fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately held Company Equity Securities Issued as Compensation. As discussed below, since a public trading market for our common stock has been established after the Business Combination, we will no longer need to use valuations to determine the fair value of our common stock. The fair value of our common stock will be determined based on the quoted market price of our common stock.

We estimate expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. We estimate forfeitures at the time of grant based on historical experience and revise the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Common Stock Valuations

In the absence of a public trading market, the fair value of our common stock prior to the Business Combination has been determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly-traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock at various dates, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. We will no longer be required to use estimates and assumptions in our common stock valuations once we are a publicly traded company.

Since a public trading market for our common stock has been established after the Business Combination, it will no longer be necessary for our Board to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock. Future expense amounts for any particular period could be affected by changes in our assumptions of market conditions.

In connection with the closing of the Business Combination, we also have an executive incentive award plan which includes stock-based awards issued through the achievement of certain performance-based targets. The probability of achievement of these performance-based stock awards and related compensation may vary based on market conditions and overall company performance. Fluctuations in such conditions or company performance could yield variation in our expectation of target performance and in turn impact our stock-based compensation expense.

JOBS Act Accounting Election

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Following the Business Combination, Boxed will be an emerging growth company. Therefore, we have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations and inflation risk.

Interest Rate Risk

We had cash and cash equivalents of approximately $35.4 million and $30.0 million as of September 30, 2021 and December 31, 2020. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. A hypothetical 10% increase in interest rates during any of the periods presented would not have had a material impact on our Consolidated Financial Statements.

We are primarily exposed to changes in interest rates with respect to our cost of borrowing under our existing Term Loan. We monitor our cost of borrowing under our Term Loan, taking into account our funding requirements, and our expectations for short-term rates in the future. A hypothetical 10% change in the interest rate on our Term Loan for all periods presented would not have a material impact on our Consolidated Financial Statements.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.